Exhibit 99.1

Verso Paper Corp. Reports Third Quarter 2011 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 7, 2011--Verso Paper Corp. (NYSE: VRS) today reported financial results for the third quarter and nine months ended September 30, 2011. Results for the periods ended September 30, 2011 and 2010 include:

  Operating income increased 136% to $30.6 million in the third quarter of 2011 from $12.9 million in the third quarter of 2010.
  Net sales were $456.8 million in the third quarter of 2011 compared to $432.9 million in the third quarter of 2010.
  Adjusted EBITDA before pro forma effects of profitability program was $64.2 million in the third quarter of 2011, compared to $46.0 million in the third quarter of 2010. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).
  Net income before items was $0.8 million in the third quarter of 2011, or $0.01 per diluted share, compared to a net loss before items of $18.6 million, or $0.35 per diluted share in the third quarter of 2010.

Overview

Verso’s net sales for the third quarter of 2011 increased $23.9 million, or 5.5%, compared to the third quarter of 2010, reflecting an 8.0% increase in the average sales price for all of our products while sales volume decreased 2.3% compared to last year’s third quarter. Verso’s gross margin was 17.8% for the third quarter of 2011 compared to 14.1% for the same period in 2010.

"Our third quarter results improved significantly from the third quarter of 2010. In spite of some demand challenges with specific product categories and the cost pressures of raw materials, Verso recognized a solid quarter. Pricing improved significantly as compared to the prior-year period and slightly on a sequential quarter basis. Our operations, as we projected in our second quarter earnings call, continued to improve in the area of material usage,” said Mike Jackson, President and Chief Executive Officer of Verso.

“Our major energy projects continue to advance on our projected timeline, and we expect to start up our energy project at our Quinnesec mill in late November, which will continue to improve our cost position at our largest freesheet facility.

“As many of you know, on October 11, 2011, we announced some capacity closures that are in the best interest of our long-term performance and support our strategy of both lowering our costs and balancing supply with demand.

“Finally, we continue to recognize a correlation between operational performance and safety results. During the quarter, our total incident rate was 0.8, which is a world-class performance. I wish to recognize all of our employees who continue to contribute to this outstanding achievement.”

Verso reported a net loss of $0.3 million in the third quarter of 2011, or $0.01 per diluted share, which included $1.1 million of charges from special items, or $0.02 per diluted share. Verso had a net loss of $19.2 million, or $0.36 per diluted share, in the third quarter of 2010, which included $0.6 million of charges from special items, or $0.01 per diluted share.

Verso reported a net loss of $69.2 million, or $1.32 per share, for the first nine months of 2011, which included $31.3 million of charges from special items, or $0.60 per diluted share, primarily due to $26.1 million in pre-tax net losses related to our debt refinancing in the first quarter of 2011. Verso reported a net loss of $117.1 million, or $2.23 per share, for the first nine months of 2010, which included $3.7 million of charges from special items, or $0.07 per diluted share, primarily due to costs associated with new product development.

Summary Results

Results of Operations – Comparison of the Third Quarter of 2011 to the Third Quarter of 2010

	Three Months Ended
	September 30,
(Dollars in thousands)	2011	2010
Net sales	$456,836	$432,939
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	375,554	371,907
Depreciation, amortization, and depletion	31,190	31,642
Selling, general, and administrative expenses	19,490	16,437
Total operating expenses	426,234	419,986
Operating income	30,602	12,953
Interest income	(12)	(32)
Interest expense	30,859	32,188
Other, net	(44)	(71)
Loss before income taxes	(201)	(19,132)
Income tax benefit	146	-
Net loss	$(347)	$(19,132)

Net Sales. Net sales for the third quarter of 2011 increased 5.5% to $456.8 million from $432.9 million in the third quarter of 2010, as the average sales price for all of our products increased 8.0%, while sales volume decreased 2.3% compared to last year’s third quarter. This quarter’s improvement in average sales price includes price increases implemented during 2011.

Net sales for our coated and supercalendered papers segment increased 4.4% in the third quarter of 2011 to $374.5 million from $358.9 million for the same period in 2010, as the average paper sales price per ton increased 10.2% and paper sales volume decreased 5.3% compared to the third quarter of 2010.

Net sales for our market pulp segment decreased 11.3% to $40.4 million in the third quarter of 2011 from $45.4 million for the same period in 2010, reflecting an 11.3% decrease in the average sales price per ton compared to the third quarter of 2010.

Net sales for our other segment increased 46.9% in the third quarter of 2011 to $41.9 million from $28.6 million in the third quarter of 2010. The improvement in net sales reflects a 32.6% increase in sales volume combined with a 10.8% increase in the average sales price per ton compared to the third quarter of 2010.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $406.7 million in the third quarter of 2011 compared to $403.6 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, improved to 17.8% for the third quarter of 2011 from 14.1% for the third quarter of 2010, reflecting higher average sales prices during the third quarter of 2011. Depreciation, amortization, and depletion expenses were $31.2 million in the third quarter of 2011 compared to $31.7 million in the third quarter of 2010.

Selling, general, and administrative. Selling, general, and administrative expenses increased to $19.5 million in the third quarter of 2011 from $16.4 million for the same period in 2010, primarily due to inflation of personnel related costs.

Interest expense. Interest expense for the third quarter of 2011 was $30.8 million compared to $32.2 million for the same period in 2010.

Results of Operations – Comparison of the First Nine Months of 2011 to the First Nine Months of 2010

	Nine Months Ended
	September 30,
(Dollars in thousands)	2011	2010
Net sales	$1,272,207	$1,197,632
Costs and expenses:
Cost of products sold - (exclusive of depreciation,
amortization, and depletion)	1,066,562	1,073,111
Depreciation, amortization, and depletion	94,182	96,571
Selling, general, and administrative expenses	59,791	49,265
Total operating expenses	1,220,535	1,218,947
Operating income (loss)	51,672	(21,315)
Interest income	(79)	(94)
Interest expense	94,800	96,382
Other, net	26,047	(538)
Loss before income taxes	(69,096)	(117,065)
Income tax benefit	144	-
Net loss	$(69,240)	$(117,065)

Net Sales. Net sales for the nine months ended September 30, 2011, increased 6.2% to $1,272.2 million from $1,197.6 million as the average sales price per ton for all of our products increased 11.3%, reflecting price increases implemented during 2010 and at the beginning of the second quarter of 2011. This positive impact was partially offset by a 4.6% decline in total sales volume during the nine months ended September 30, 2011, compared to the same period last year.

Net sales for our coated and supercalendered papers segment increased 7.0% to $1,046.9 million for the nine months ended September 30, 2011, from $978.5 million for the nine months ended September 30, 2010. This improvement reflects a 12.7% increase in the average paper sales price per ton while paper sales volume for the nine months ended September 30, 2011, decreased 5.0% compared to the same period last year.

Net sales for our market pulp segment decreased 9.8% to $112.3 million for the nine months ended September 30, 2011, from $124.4 million for the same period in 2010, reflecting a 5.9% decrease in sales volume combined with a 4.1% decrease in the average sales price per ton compared to the nine months ended September 30, 2010.

Net sales for our other segment increased 19.4% to $113.0 million for the nine months ended September 30, 2011, from $94.7 million for the nine months ended September 30, 2010. The improvement in 2011 is due to a 16.1% increase in the average sales price per ton combined with a 2.8% increase in sales volume compared to the nine months ended September 30, 2010.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $1,160.7 million for the nine months ended September 30, 2011, compared to $1,169.7 million for the same period last year. Our gross margin, excluding depreciation, amortization, and depletion, improved to 16.2% for the nine months ended September 30, 2011, from 10.4% for the nine months ended September 30, 2010, reflecting higher average sales prices during 2011. Depreciation, amortization, and depletion expenses were $94.2 million for the nine months ended September 30, 2011, compared to $96.6 million for the nine months ended September 30, 2010.

Selling, general, and administrative. Selling, general, and administrative expenses increased to $59.8 million for the nine months ended September 30, 2011, from $49.2 million for the same period in 2010, primarily due to inflation of personnel related costs and certain non-recurring costs including professional fees and severance.

Interest expense. Interest expense for the nine months ended September 30, 2011, was $94.8 million compared to $96.4 million for the same period in 2010.

Other, net. Other, net for the nine months ended September 30, 2011, was a net loss of $26.1 million compared to a net gain of $0.5 million for the nine months ended September 30, 2010. Included in the results for 2011 were $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Nine		Nine	Twelve
	Months	Year	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,
(Dollars in millions)	2010	2010	2011	2011
Net loss	$(117.1)	$(131.1)	$(69.2)	$(83.2)
Income tax expense	-	0.1	0.1	0.2
Interest expense, net	96.3	128.0	94.7	126.4
Depreciation, amortization, and depletion	96.6	127.4	94.2	125.0
EBITDA	75.8	124.4	119.8	168.4
Adjustments to EBITDA:
Non-cash compensation(1)	1.2	1.7	1.8	2.3
Other items, net (2)	4.6	6.0	33.2	34.6
Adjusted EBITDA before pro forma effects of profitability program	81.6	132.1	154.8	205.3
Pro forma effects of profitability program (3)				32.4
Adjusted EBITDA				$237.7
(1)Represents amortization of non-cash incentive compensation.
(2) Represents earnings adjustments for product development costs, debt refinancing, and other miscellaneous non-recurring items.
(3) Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss third quarter results. Analysts and investors may participate in the live conference call by dialing 719-457-2643 or, within the U.S. and Canada only, 888-551-9020, access code 5948759. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=103482. This release and Verso’s 10-Q for the third quarter of 2011 will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 5948759. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com